EXHIBIT 99.1

5835 Peachtree Corners East, Suite B Peachtree Corners, GA 30092

 Guided Therapeutics Closes $3.3 Million Dollar Bridge Financing

Peachtree Corners, GA (September 7, 2022) -- Guided Therapeutics, Inc. or the “Company” (OTCQB: GTHP), the maker of a rapid and painless testing platform based on its patented biophotonic technology, announced today that it had raised approximately $3.3 million through the sale of 6.6 million shares of the Company’s common stock at 50 cents each. For each common share purchased, the investors also will receive one warrant to purchase an additional share for 50 cents and one warrant to purchase an additional share for 65 cents.  Both warrants have a term of four years.  If the shares are registered within six months, the warrants will not have a cashless exercise option and they do not carry any anti-dilution features.  Investors include certain members of the Company’s board and other long term investors.

As a part of this transaction, the Company has agreed to exchange certain debt and equity owned by Auctus Funds, LLC, a long term investor in the Company.  Under the terms of the agreement, Auctus will exchange $1,060,911 owed to it in debt and 8,775,000 warrants they currently hold that are priced between 15 cents and 20 cents for $1.95 Million worth of units in the new financing, equating to 3.9 Million common shares, 3.9 million warrants priced at 50 cents and 3.9 million warrants priced at 65 cents plus residual debt of approximately $490,000 to be paid to Auctus over an 18 month period in four equal installments.

The primary use of proceeds is to fund the completion and filing of clinical study data needed for FDA approval of the Company’s LuViva Advanced Cervical Scan, which received IRB approval last month for starting the study this quarter.  Additional use of proceeds is to support international distribution partners to grow sales throughout the remainder of 2022 and into 2023, as well as for general and administrative costs.  Some funds will be used to further reduce debt and allow the Company to continue its efforts to uplist to Nasdaq.  To this point, this bridge financing has brought the Company’s stockholders’ equity to nearly break even, assuming current existing exchange agreements are implemented.  The Company has informed Nasdaq that it intends to keep its application for uplisting open and to implement the uplist process when market conditions and Company progress make the uplist financing less dilutive.  The current S-1/A connected with the uplist will be withdrawn.

“We are extremely pleased that our existing team of fundamental investors has stepped up to fund the Company under reasonable terms, thus positioning the Company for a future uplisting when market conditions may be more favorable and the Company is further along with both the US and Chinese regulators.” said Gene Cartwright, CEO of Guided Therapeutics. “The amount and timing of the funding should allow us the flexibility to accomplish many of the Company’s most important goals over the next 12 to 18 months.”

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Guided Therapeutics – Update

September 7, 2022

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of commercialization of products, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in prior financings and the ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent filings.

Contact:

Mark Faupel

Guided Therapeutics

770-242-8723 ext. 303